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                                                                    EXHIBIT 99.1

Wednesday July 26, 12:05 pm Eastern Time

Company Press Release

MRV Announces Filing of Registration Statement for Initial Public Offering of Luminent Inc.

CHATSWORTH, Calif.--(BUSINESS WIRE)--July 26, 2000--MRV Communications Inc. (Nasdaq:MRVC) today announced that a registration statement has been filed with the Securities and Exchange Commission (SEC) for the initial public offering of the common stock of its wholly owned subsidiary, Luminent Inc. Credit Suisse First Boston will lead manage the underwriting group, with CIBC World Markets, Robertson Stephens, U.S. Bancorp Piper Jaffray and First Security Van Kasper serving as the co-managers.

Preliminary prospectuses are not currently available. When available, prospectuses may be obtained by writing to or calling Credit Suisse First Boston, 11 Madison Ave., New York, N.Y. 10010-3629, 212/325-2000.

MRV currently plans, within six to 12 months after the offering, to distribute all of the shares of Luminent common stock owned by MRV to the holders of MRV's common stock, subject to certain conditions, including its receipt of a favorable tax ruling and board approval as well as market conditions. A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Luminent

Luminent designs, manufactures and sells a comprehensive line of fiber-optic components that enable communications equipment manufacturers to provide optical networking solutions for the rapidly growing metropolitan and access segments of communications networks.


Contact:



MRV Communications Inc., Chatsworth
Investor Relations, 818/886-6782